Exhibit 2.2

EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and between

ACHAOGEN, INC.,

SELLER

and

CIPLA USA Inc.,

PURCHASER

DATED AS OF JUNE 20, 2019

Exhibit 2.2

EXECUTION COPY

Table of Contents

Page

Article 1 DEFINITIONS AND CONSTRUCTION	1

Section 1.1Definitions1

Section 1.2Construction9

Article 2 THE TRANSACTION	10

Section 2.1Sale and Purchase of Purchased Assets10

Section 2.2Consideration10

Section 2.3Deposit.10

Section 2.4Closing10

Section 2.5Closing Deliveries.10

Section 2.6Payment of Cure Amounts11

Section 2.7Allocation of Purchase Price12

Article 3 REPRESENTATIONS AND WARRANTIES OF THE SELLER	12

Section 3.1Organization12

Section 3.2Authority and Enforceability12

Section 3.3No Conflict13

Section 3.4Title to Assets; Liens13

Section 3.5Claims, Litigation and Disputes13

Section 3.6Compliance With Laws13

Section 3.7Contracts13

Section 3.8Intellectual Property14

Article 4 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	15

Section 4.1Organization and Good Standing15

Section 4.2Authority and Enforceability15

Section 4.3No Conflict16

Section 4.4Legal Proceedings16

Section 4.5Availability of Funds16

Section 4.6No Knowledge of Breach or Inaccuracy16

Section 4.7Independent Investigation16

Article 5 COVENANTS	17

Section 5.1Consents and Filings; Commercially Reasonable Efforts17

Section 5.2Public Announcements17

Section 5.3[Intentionally Omitted]18

Section 5.4Bankruptcy Court Matters18

Section 5.5Bankruptcy Court Approval19

Section 5.6Back-Up Bidder19

Section 5.7Assumption & Rejection of Executory Contracts19

Section 5.8Post-Auction Supplement22

Section 5.9[Intentionally Omitted.]22

Section 5.10BARDA Meeting22

i

Exhibit 2.2

Section 5.11Further Action22

Article 6 CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE	22

Section 6.1Conditions to the Obligation of the Purchaser22

Section 6.2Conditions to the Obligations of the Seller23

Article 7 TERMINATION	24

Section 7.1Termination Events24

Section 7.2Effect of Termination25

Article 8 NO SURVIVAL	26

Section 8.1No Survival of Representations and Warranties and Certain Covenants26

Article 9 TAX MATTERS	26

Section 9.1Transfer Taxes26

Article 10 GENERAL PROVISIONS	26

Section 10.1Notices26

Section 10.2Amendment27

Section 10.3Waiver and Remedies28

Section 10.4Entire Agreement28

Section 10.5Assignment, Successors and No Third Party Rights28

Section 10.6Severability29

Section 10.7Exhibits and Schedules29

Section 10.8Interpretation29

Section 10.9Expenses29

Section 10.10Limitation on Liability29

Section 10.11Specific Performance29

Section 10.12Governing Law; Jurisdiction; Waiver of Jury Trial29

Section 10.13No Joint Venture30

Section 10.14Counterparts; Signatures30

Exhibits

Exhibit A – Form of Bill of Sale

Exhibit B – Form of Assignment and Assumption Agreement

Exhibit C – Form of Intellectual Property Assignment Agreement

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Exhibit 2.2

EXECUTION COPY

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June 21, 2019, by and between Achaogen, Inc., a Delaware corporation (the “Seller”), and Cipla USA Inc., a Delaware corporation (the “Purchaser”).

RECITALS

WHEREAS, the Seller is a biopharmaceutical company focused on the development and commercialization of innovative antibacterial agents for multi-drug resistant gram-negative infections;

WHEREAS, on April 15, 2019, the Seller filed a voluntary petition (the “Petition”) for relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (Case No. 19-10844-BLS), and is operating and managing its businesses as a debtor in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code;

WHEREAS, subject to and upon the terms and conditions herein, the Seller desires to sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser desires to purchase and acquire from the Seller, all of the Purchased Assets, subject to the terms and conditions described in this Agreement;

WHEREAS, the transactions contemplated by this Agreement are subject to the approval of the Bankruptcy Court and will be consummated only pursuant to the Sale Order approving such sale free and clear of all Liens and Claims, all as more specifically provided in this Agreement, and in accordance with sections 105, 363 and 365 of the Bankruptcy Code and other applicable provisions of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and the Bidding Procedures Order; and

WHEREAS, the Seller and the Purchaser have negotiated in good faith and at arm’s length for the purchase and sale of the Purchased Assets, subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements, representations and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Article 1
DEFINITIONS AND CONSTRUCTION

Section 1.1Definitions

.  For the purposes of this Agreement:

“Acquired Intellectual Property” means Company Owned Intellectual Property and Company Used Intellectual Property.

Exhibit 2.2

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person.  For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  Notwithstanding the foregoing, under no circumstance will the Purchaser and the Seller be deemed Affiliates of one another notwithstanding the possession by the Purchaser (whether or not exercised) of any rights with respect to the Seller or otherwise as a result of the transactions contemplated in this Agreement.

“Aggregate Cure Amount” has the meaning set forth in Section 2.6.

“Agreement” has the meaning set forth in the Preamble.

“Allocation” has the meaning set forth in Section 2.7(a).

“Allocation Statement” has the meaning set forth in Section 2.7(a).

“AMP Assets” means all of the assets of the Seller, wherever located, relating solely to the AMP Research Program, including Intellectual Property, books and records, correspondence with any Governmental Authority, Regulatory Documentation, Assumed Contracts and Governmental Authorizations.

“AMP Research Program” means the AMP development program of the Seller relating to novel beta-lactam agents.

“Assignment and Assumption Agreement” has the meaning set forth in Section 2.5(a)(ii).

“Assignment Notice” has the meaning set forth in Section 5.7(a).

“Assumed Contracts” means all Executory Contracts assumed by and assigned to the Purchaser in accordance with Section 5.7 and pursuant to the Sale Order or a Section 365 Order, as applicable; provided, however, that if any Assumed Contract is recharacterized by a Final Order to not be an Executory Contract, then all of the Seller’s rights, including with respect to Intellectual Property and other property, under such Assumed Contract shall be a Purchased Asset.

“Assumed Liabilities” has the meaning set forth in Section 2.1.

“Assumption Effective Date” has the meaning set forth in Section 5.7(b).

“Assumption Procedures” means the procedures for the assumption and assignment of Executory Contracts as contemplated in this Agreement, the Bidding Procedures and the Bidding Procedures Order.

“Auction” means the bankruptcy auction of the Seller’s assets, conducted by the Seller pursuant to the Bidding Procedures Order.

Exhibit 2.2

“Back-Up Bidder” has the meaning set forth in Section 5.6.

“Back-Up Period” has the meaning set forth in Section 5.6.

“Bankruptcy Code” has the meaning set forth in the Recitals.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedures.

“BARDA Contract” means Contract No. HHS0100201700021C issued by the U.S. Department of Health and Human Services to the Seller, dated September 2017, and any amendments thereto and any related statements of work.

“Bidding Procedures” means the procedure governing the solicitation of bids and the conduct of the Auction for the Purchased Assets under the supervision of the Bankruptcy Court which are attached as Exhibit 1 to the Bidding Procedures Order.

“Bidding Procedures Order” means the order entered by the Bankruptcy Court on May 1, 2019, approving the Bidding Procedures (Dkt. No. 123).

“Bill of Sale” has the meaning set forth in Section 2.5(a)(i).

“Business Day” means any day other than Saturday, Sunday or any day on which banking institutions in Delaware are closed either under applicable Law or action of any Governmental Authority.

“Chapter 11 Case” means the case commenced by the Seller under chapter 11 of the Bankruptcy Code in the Bankruptcy Court (Case No. 19-10844-BLS).

“Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code.

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, including the regulations promulgated thereunder.

“Company IP Registrations” means all of the Seller’s Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered Trademarks, domain names and Copyrights, issued and reissued Patents and pending applications or filings for any of the foregoing.

“Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned, in whole or in part by the Seller, and required for and used or held for use

Exhibit 2.2

in connection with the Purchased Assets including the Intellectual Property as set forth on Schedule 3.8(a).

“Company Used Intellectual Property” means the Seller’s rights and interest in all Intellectual Property owned or controlled by a Third Party and licensed or otherwise made available to the Seller or used or held for use by the Seller, in whole or in part, that is required for and used or held for used in connection with the Purchased Assets.

“Contract” means any contract, agreement, lease, license, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond or other instrument or consensual obligation that is legally binding.

“Contract & Cure Schedule” has the meaning set forth in Section 5.7(a).

“Copyrights” means all copyrights, including copyrights in software and in the content contained on any Web site, and registrations and applications for any of the foregoing whether registrable or not, and rights to sue for past infringement thereof.

“C-Scape Assets” means all of the assets of the Seller, wherever located, relating solely to the C-Scape Development Program, including Intellectual Property, books and records, correspondence with any Governmental Authority, Regulatory Documentation, Assumed Contracts and Governmental Authorizations.

“C-Scape Development Program” means the C-Scape development program of the Seller which consists of a potential therapeutic including clavulanic acid and ceftibuten.

“Cure Amount” means, for any Executory Contract, the amount required to be paid under section 365 of the Bankruptcy Code to effectuate the assumption and assignment of such Executory Contract by the Seller to the Purchaser (giving effect to any mutual agreement with the contract counterparty to such Executory Contract).

“Deposit” has the meaning set forth in Section 2.3.

“Election Period” means the period ending on the date forty-five (45) days following the Closing Date or on such earlier date that Purchaser shall determine by notice to the Seller.

“Excluded Contract” means all Contracts that are not assigned to the Purchaser pursuant to Section 5.7.

“Executory Contract” means a Contract to which the Seller is a party that is an “executory contract” or “unexpired lease”, as such terms are used in section 365 of the Bankruptcy Code.

“FDA” means the United States Food and Drug Administration.

“Final Order” means an order of the Bankruptcy Court or other court of competent jurisdiction: (i) as to which no appeal, notice of appeal, motion to amend or make additional findings of fact, motion to alter or amend judgment, motion for rehearing or motion for new trial

Exhibit 2.2

has been timely filed or, if any of the foregoing has been timely filed, it has been disposed of in a manner that upholds and affirms the subject order in all respects without the possibility for further appeal or rehearing thereon; (ii) as to which the time for instituting or filing an appeal, motion for rehearing or motion for new trial shall have expired; and (iii) as to which no stay is in effect; provided, however, that the filing or pendency of a motion under Federal Rule of Bankruptcy Procedure 9024(b) shall not cause an order not to be deemed a “Final Order” unless such motion shall be filed within fourteen (14) calendar days of the entry of the order at issue.  In the case of: (A) the Sale Order, a Final Order shall also consist of an order as to which an appeal, notice of appeal, motion to amend or make additional findings of fact, motion to alter or amend judgment, motion for rehearing or motion for new trial has been filed, but as to which the Purchaser, in its sole and absolute discretion, elects to proceed with Closing; and (B) any other order that is required hereunder to be a Final Order, a Final Order shall also consist of an order as to which an appeal, notice of appeal, motion to amend or make additional findings of fact, motion to alter or amend judgment, motion for rehearing or motion for new trial has been filed, but as to which the Purchaser, in its sole and absolute discretion, elects to proceed.

“Governmental Authority” means any: (i) nation, region, state, county, city, town, village, district or other jurisdiction; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal); (iv) multinational organization exercising judicial, legislative or regulatory power; or (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature of any federal, state, local, municipal, foreign or other government.

“Governmental Authorization” means any approval, consent, ratification, waiver, license, permit, registration or other authorization issued or granted by any Governmental Authority.

“Intellectual Property” means all of the following anywhere in the world and all legal rights, title or interest in the following arising under Law: (i) all Patents and applications for Patents and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations-in-part; (ii) all Copyrights, Copyright registrations and Copyright applications, copyrightable works and all other corresponding rights; (iii) all mask works, mask work registrations and mask work applications and all other corresponding rights; (iv) all advertising material, trade dress and trade names, logos, Internet addresses and domain names, Trademarks and service marks and related registrations and applications, including any intent to use applications, supplemental registrations and any renewals or extensions, all other indicia of commercial source or origin and all goodwill associated with any of the foregoing; (v) all inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, technology, technical data, trade secrets, confidential business information, manufacturing and production processes and techniques, research and development information, clinical trial data and information, safety data and pharmacovigilance data, financial, marketing and business data, pricing and cost information, business and marketing plans, advertising and promotional materials, customer, distributor, reseller and supplier lists and information, correspondence, records, and other documentation, and other proprietary information of every kind; (vi) all computer software (including source and object code), firmware, development tools, algorithms,

Exhibit 2.2

files, records, technical drawings and related documentation, data and manuals; (vii) all databases and data collections; (viii) all licenses and permits to the extent transferable; and (ix) all rights pertaining to the foregoing, including those arising under international treaties and convention rights, (x) all rights and powers to assert, defend and recover title to any of the foregoing, (xi) all rights to assert, defend, sue, and recover damages for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any rights in or to any of the foregoing, (xii) all proceeds, income, royalties, damages and payments now and/or hereafter due and payable under and/or in respect of all of the foregoing (including with respect to past, present or future infringement or violation thereof), (xiii) all administrative rights arising from the foregoing, including the right to prosecute applications and oppose, interfere with or challenge the applications of others, the rights to obtain renewals, continuations, divisions, and extensions of legal protection pertaining to any of the foregoing, and (xiv) all other intellectual property rights irrespective of not being registered or applied for registration.

“Judgment” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

“Knowledge of the Seller” or “the Seller’s Knowledge” means the actual knowledge of any executive officer of the Seller after due inquiry into the facts or circumstances supporting any representation, warranty or statement qualified by such terms.

“Law” means any applicable federal, state, local, municipal, foreign, international, multinational, or other constitution, law, statute, treaty, rule, regulation, ordinance or code.

“Liability” means any liability or obligation, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due.

“Lien” means any possessory or non-possessory lien, license, encumbrance or charge against or other interest in any property or assets, whether voluntary or involuntary and whether statutory or contractual, including any mortgage, deed of trust, deed to secure debt, pledge, assignment, hypothecation, security interest, attachment, judgment, levy, conditional sale agreement, right of first refusal, right of first offer, or other arrangement, and including any agreement to give any of the foregoing.

“Material Adverse Effect” means any event, change, circumstance, effect or other matter that has a material adverse effect on: (i) the condition or value of any material portion of the Purchased Assets; or (ii) the ability of the Seller to consummate timely the transactions contemplated by this Agreement; provided, however, that none of the following, either alone or in combination, will constitute, or be considered in determining whether there has been, a Material Adverse Effect: any event, change, circumstance, effect or other matter resulting from or related to: (A) any outbreak or escalation of war or major hostilities or any act of terrorism; (B) changes in Laws, United States generally accepted accounting principles or enforcement or interpretation thereof; (C) changes that generally affect the industries and markets in which the Seller operates; (D) changes in financial markets, general economic conditions (including prevailing interest rates, exchange rates, commodity prices and fuel costs) or political conditions; (E) any action taken or failed to be taken pursuant to or in accordance with this Agreement or at

Exhibit 2.2

the request of, or consented to by, the Purchaser; (F) the filing or continuation of the Chapter 11 Case or any action approved by the Bankruptcy Court (or any other Governmental Authority in connection with any such Proceeding); (G) the execution or delivery of this Agreement, the consummation of the transactions contemplated by this Agreement or the public announcement or other publicity with respect to any of the foregoing; or (H) any matter of which the Purchaser is aware of on the date of this Agreement.

“Order” means any writ, judgment, decree, injunction or similar order, writ, ruling, directive or other requirement of any Governmental Authority (in each case whether preliminary or final).

“Outside Date” has the meaning set forth in Section 5.4(b)(ii).

“Patent” means all patents and industrial designs, including any continuations, divisionals, continuations-in-part, renewals, reissues and applications for any of the foregoing, and rights to sue for past infringement thereof.

“Person” means an individual or an entity, including a corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity, or any Governmental Authority.

“Petition” has the meaning set forth in the Recitals.

“Previously Omitted Contract” has the meaning set forth in Section 5.7(f).

“Proceeding” means any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchaser” has the meaning set forth in the Preamble.

“Qualified Bid” means competing bids that are submitted in accordance with the Bidding Procedures and Bidding Procedures Order.

“Regulatory Documentation” means original documents in any format in the possession or control of the Seller as of the Closing, of all regulatory approvals, dossiers, quality specifications for the manufacture, import, release and testing with respect to the Purchased Assets and all correspondence with, or reports or other materials submitted to, any Governmental Authority related thereto, including all U.S. and non-U.S. regulatory applications, filings, submissions and approvals (including all Investigational New Drug Applications and New Drug Applications with the FDA, and foreign counterparts thereof, all regulatory approvals and all complaint files, periodic safety reports and adverse drug experience reports) with respect to the Purchased Assets, and all technical and other information contained therein, and all correspondence with the FDA and other Governmental Authorities relating to any of the

Exhibit 2.2

foregoing, including correspondence related to any serious adverse events associated with the Purchased Assets.

“Sale Hearing” means the hearing to be conducted by the Bankruptcy Court to approve this Agreement and seeking entry of the Sale Order.

“Sale Order” means, collectively, one or more orders of the Bankruptcy Court in form and substance acceptable to the Purchaser and the Seller: (i) approving the sale of the Purchased Assets (and the assumption and assignment of the Executory Contracts on the Contract & Cure Schedule) to the Purchaser (or such other bidder chosen as the winning bidder at the Auction) free and clear of all Claims and Liens pursuant to section 363(f) of the Bankruptcy Code, on the terms and conditions set forth in this Agreement; (ii) approving the Back-Up Bidder chosen at the Auction and the asset purchase agreement submitted by such Back-Up Bidder; (iii) authorizing consummation of the transactions contemplated hereby; (iv) containing a finding that the transactions contemplated by this Agreement are undertaken by the Seller and the Purchaser (solely in its capacity as such) at arm’s length, without collusion and in good faith by the Purchaser within the meaning of section 363(m) of the Bankruptcy Code; (v) assuring that the Purchaser shall not assume any of the Sellers’ liabilities and will not be subject to successor liability for any claims or causes of action of any kind or character against the Seller, whether known or unknown, unless expressly assumed as an Assumed Liability pursuant to this Agreement; (vi) providing that the Bankruptcy Court shall retain jurisdiction to hear any disputes arising in connection with  the transactions contemplated by this Agreement, and (vii) permitting the Purchaser to waive, in its sole discretion, the 14-day stay period under Rule 6004(h) of the Federal Rules of Bankruptcy Procedure.

“Schedule” means the schedules attached hereto, if any.

“Section 365 Order” means with respect to any Executory Contract not assumed and assigned to the Purchaser pursuant to the Sale Order, an Order of the Bankruptcy Court in form and substance acceptable to the Purchaser and the Seller authorizing such assumption and assignment to the Purchaser.

“Seller” has the meaning set forth in the Preamble.

“Specified Equipment” means the IT and computer equipment set forth on Schedule 1.

“Successful Bidder” means the bidder who shall have submitted the highest or otherwise best bid at the conclusion of the Auction in accordance with the Bidding Procedures and Bidding Procedures Order.

“Supplement” has the meaning set forth in Section 5.8.

“Tax” means: (i) any federal, state, local, foreign or other tax, charge, fee, duty (including customs duty), levy or assessment, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, real property, personal property (tangible or intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall

Exhibit 2.2

profits, severance, license, registration, payroll, environmental (including Taxes under section 59A of the Code), capital stock, capital duty, disability, estimated, gains, wealth, welfare, employee’s income withholding, other withholding, unemployment or social security or other tax of whatever kind (including any fee, assessment or other charges in the nature of or in lieu of any tax) that is imposed by any Governmental Authority; (ii) any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any related contest or dispute; and (iii) any Liability for the Taxes of another Person.

“Tax Return” means any report, return, declaration, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party” means any Person and/or group of Persons other than the Seller, the Purchaser or any of their respective Affiliates.

“Trademarks” means trademarks, trade names, service marks, designs, logos, brand names, emblems, signs or insignia, slogans, Internet addresses and domain names, other similar designations of source or origin and general intangibles of like nature, together with the registrations and applications for registrations pertaining to any of the foregoing, any derivations of any of the foregoing, all goodwill associated therewith, and rights to sue for past infringement thereof.

“Transfer Taxes” has the meaning set forth in Section 9.1.

Section 1.2Construction

(i).  Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise.  The table of contents and the headings of Articles and Sections and Schedules are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement.  All words used in this Agreement are to be construed to be of such gender or number as the circumstances require.  The words “including,” “includes” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance.  Where this Agreement states that a party “shall”, “will” or “must” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement. Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time.  Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date. Words such as “herein,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires.  The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not merely mean “if.”  References to “any” shall mean “any and all,” and “or” is used in the inclusive sense of “and/or.”

Exhibit 2.2

Article 2
THE TRANSACTION

Section 2.1Sale and Purchase of Purchased Assets

.  In accordance with the provisions of this Agreement and the Sale Order at the Closing, the Seller will, to the extent transferable under applicable Law, sell, convey, assign, transfer and deliver to the Purchaser, and the Purchaser will purchase and acquire from the Seller, all of the Seller’s right, title and interest in and to the AMP Assets and the C-Scape Assets, including the Acquired Intellectual Property and the Assumed Contracts, and the Specified Equipment, free and clear of all Liens and Claims (the “Purchased Assets”).  Except for (i) the Aggregate Cure Amount (if any) and (ii) all Liabilities arising after the Closing under the Assumed Contracts and the Governmental Authorizations included in the Purchased Assets to the extent that such obligations are related to and are required to be performed during the periods after the Closing (collectively, the “Assumed Liabilities”), the Purchaser is not assuming under this Agreement, nor shall it agree to pay, perform, be responsible for or discharge, any other Liability of the Seller or any Affiliate of the Seller, of whatever nature, whether presently in existence or arising hereafter, or prior to the Closing Date, and whether absolute, contingent, accrued, known or unknown.

Section 2.2Consideration

. The consideration for the Purchased Assets shall consist of cash in the amount of $1,200,000 (the “Purchase Price”).

Section 2.3Deposit.

The parties acknowledge that the Purchaser previously delivered a good faith cash deposit to the Seller (the “Deposit”) equal to $50,000 by wire transfer to US Bank, National Association, as master escrow agent.  The Deposit shall be applied by the Seller to the satisfaction of the Purchase Price at the Closing (subject to the other provisions of this Agreement).

Section 2.4Closing

.  The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Hogan Lovells US LLP, 4085 Campbell Avenue, Suite 100, Menlo Park, California 94025, subject to the satisfaction or waiver of the conditions set forth in Section 6.1 and Section 6.2 hereto, no later than June 28, 2019 (or such other date set forth in the Bidding Procedures Order), starting at 10:00 a.m., prevailing Pacific time, if not conducted electronically at the option of the parties hereto. The date and time on and at which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” All actions to be taken and all documents to be executed and delivered by the parties hereto at the Closing shall be deemed to have been taken and executed simultaneously, and no action shall be deemed taken nor any document executed and delivered until all have been taken, executed and delivered.

Section 2.5Closing Deliveries.

(a)At the Closing, the Seller will deliver or cause to be delivered to the Purchaser:

(i)a bill of sale in the form of Exhibit A (the “Bill of Sale”) executed by the Seller;

Exhibit 2.2

(ii)an assignment and assumption agreement in the form of Exhibit B (the “Assignment and Assumption Agreement”) executed by the Seller, unless there are no Assumed Contracts at Closing;

(iii)a certificate, dated as of the Closing Date, executed by the Seller confirming the satisfaction of the conditions specified in Sections 6.1a) and 6.1b);

(iv)an Intellectual Property assignment agreement in the form of Exhibit C (the “Intellectual Property Assignment”) executed by the Seller; and and

(v)such other instruments of sale, transfer, conveyance and assignment as the Purchaser reasonably requests for the purpose of consummating the transactions contemplated by this Agreement (which shall not prejudice the rights of the Seller or subject the Seller to any additional Liabilities).

(b)At the Closing, the Purchaser will deliver or cause to be delivered to the Seller or for the Seller’s benefit:

(i)the Purchase Price by wire transfer of immediately available funds to an account designated by the Seller prior to the Closing, less the amount of the Deposit and any interest thereon at the rate specified, if any, in the master escrow agreement with US Bank, National Association;

(ii)the Bill of Sale executed by the Purchaser;

(iii)the Assignment and Assumption Agreement executed by the Purchaser, unless there are no Assumed Contracts at Closing;

(iv)a certificate, dated as of the Closing Date, executed by the Purchaser confirming the satisfaction of the conditions specified in Sections 6.2(a) and 6.2b);

(v)the Intellectual Property Assignment executed by the Purchaser; and

(vi)such other instruments of assumption as the Seller reasonably requests for the purpose of consummating the transactions contemplated by this Agreement (which shall not prejudice the rights of the Purchaser or subject the Purchaser to any Liabilities beyond the Assumed Liabilities).

Section 2.6Payment of Cure Amounts

. The Purchaser shall pay any and all Cure Amounts with respect to the Assumed Contracts, in cash on the Assumption Effective Date in the amount specified on the Contract & Cure Schedule as of the Closing Date (or as otherwise determined by the Bankruptcy Court or by mutual agreement with the contract counterparty to

Exhibit 2.2

such Assumed Contracts) or in such other manner as agreed by the Purchaser and the counterparty to an Assumed Contract (the “Aggregate Cure Amount”).

Section 2.7Allocation of Purchase Price

.

(a)Within sixty (60) days after the Closing Date, the Purchaser shall deliver to the Seller, or any trustee appointed under the terms set forth in any bankruptcy plan confirmed by the Seller (as applicable), an allocation statement (the “Allocation Statement”), setting forth its calculation of the allocation of the sum of the Purchase Price and the Assumed Liabilities, as adjusted for payments made pursuant to Article 9, among the Purchased Assets, in accordance with and solely for the purposes of section 1060 of the Code and any comparable provisions of state or local Law (the “Allocation”).  The Seller will review the Allocation Statement and the Allocation, and, to the extent the Seller disagrees with the content of the Allocation Statement, the Seller will inform the Purchaser of such disagreement within thirty (30) days after receipt of the Allocation Statement.  The Seller and the Purchaser will attempt in good faith to resolve any such disagreement.  If the Seller and the Purchaser are unable to reach a good faith agreement on the content of the Allocation Statement within ninety (90) days of the Closing Date, the Seller and the Purchaser will each use its own allocation statement.  For purposes of this Section 2.7, all actions of the Seller may be the obligations or rights of a liquidating trustee of the Seller’s estate.

(b)If the Purchaser and the Seller agree on the Allocation Statement, the Purchaser and the Seller will report the Allocation of the Purchase Price in a manner consistent with the Allocation Statement and will act in accordance with the Allocation Statement in the preparation and filing of all Tax Returns and for all other Tax, financial accounting or other purposes, in any litigation, or otherwise, except as required by applicable Law.

(c)The Purchaser and the Seller will promptly inform one another of any challenge by any Governmental Authority to the Allocation made pursuant to this Section 2.7 and agree to consult with and keep each other informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge.

Article 3
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser as follows:

Section 3.1Organization

.  The Seller is a corporation duly organized and validly existing and in good standing under the Laws of the State of Delaware.  Except as a result of the filing of the Petition, the Seller has all requisite power and authority to conduct its business as presently conducted.  The Seller has heretofore delivered to the Purchaser true and complete copies of the certificate of incorporation, bylaws or other material governing documents of the Seller and its subsidiaries as currently in effect.

Section 3.2Authority and Enforceability

.  Subject only to the entry of the Bidding Procedures Order and the Sale Order, the Seller has all requisite corporate power, authority and capacity to execute and deliver this Agreement and the other agreements contemplated hereunder and to perform its obligations under this Agreement and such other agreements.  Subject only to

Exhibit 2.2

the entry of the Bidding Procedures Order and the Sale Order, the execution, delivery and performance of this Agreement and the other agreements contemplated hereunder and the consummation of the transactions contemplated by this Agreement and such other agreements by the Seller have been duly authorized by all necessary action on the part of the Seller.  The Seller has duly and validly executed and delivered this Agreement.  Assuming the due authorization, execution and delivery of this Agreement by the Purchaser and subject to the entry of the Sale Order, this Agreement constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

Section 3.3No Conflict

.  Subject only to the entry of the Bidding Procedures Order and the Sale Order, and except in any case that has not had, and would not reasonably be expected to have, a Material Adverse Effect, neither the execution, delivery and performance of this Agreement by the Seller, nor the consummation by the Seller of the transactions contemplated by this Agreement, will: (a) conflict with or violate the Seller’s organizational documents; (b) result in a breach or default under, or create in any Person the right to terminate, cancel, accelerate or modify, or require any notice, consent or waiver under, any material Contract; (c) violate any Law or Judgment applicable to the Seller or the Purchased Assets; or (d) require the Seller to obtain any Governmental Authorization.

Section 3.4Title to Assets; Liens

.  As of the date of this Agreement, the Seller has good and marketable title to the Purchased Assets, and subject to the entry of the Sale Order, at Closing, the Purchaser will be vested with good and marketable title to all of the Purchased Assets, which Purchased Assets shall be conveyed free and clear of any Liens or Claims by order of the Bankruptcy Court.

Section 3.5Claims, Litigation and Disputes

.  There are currently no pending or, to the Knowledge of the Seller, threatened in writing, lawsuits, administrative or regulatory proceedings, actions, orders, arbitration or reviews, or formal complaints or investigations or inquiries, including grand jury subpoenas by any Person, relating to or otherwise affecting the Purchased Assets.

Section 3.6Compliance With Laws

.  The Seller has not received any written notice of any proceeding, inquiry, investigation, violation or alleged violation of any Laws or Governmental Authorizations related to the Purchased Assets, or of any pending or threatened withdrawal, suspension or termination of such a Governmental Authorization.  The Seller is in compliance with all Laws, Orders, ordinances, decrees, rules or regulations of any Governmental Authority applicable to the Purchased Assets, except such noncompliance which has not had, and would not reasonably be expected to have, a Material Adverse Effect.

Section 3.7Contracts

.  Schedule 3.7 is a list of all Contracts that are necessary to the Purchased Assets to which the Seller is a party (the “Material Contracts List”). The Seller has made available to the Purchaser true and complete copies of all Contracts on the Material Contract List. The Seller has not, and, to the Seller’s Knowledge, no other party to any Assumed Contract has, commenced any action against any of the parties to any Assumed Contract or given or received any written notice of any material default or violation under any Assumed Contract that has not been withdrawn or dismissed except to the extent such default or violation will be cured as a result of the payment of the applicable Cure Amount. Assuming payment of the Cure

Exhibit 2.2

Amounts, to the Seller’s Knowledge, each Assumed Contract will be upon the Closing, valid, binding on all parties thereto and in full force and effect in accordance with its terms. To the Seller’s Knowledge, there are no material disputes between the Seller and any other party to or otherwise in connection with any Assumed Contract, other than in connection with the payment of the Cure Amount.  To the Seller’s Knowledge, the Seller has not received any written notice that any other party to an Assumed Contract intends to cancel or terminate such Contract or has committed or failed to perform any act which, with or without notice, lapse of time or both would constitute, in any material respect, a breach of or default under any of the Assumed Contracts.

Section 3.8Intellectual Property

.

(a)Schedule 3.8(a) sets forth a true and complete list of all of the Company Owned Intellectual Property and Company Used Intellectual Property, including in all material respects a true and complete list of all United States, foreign, international and state: (i) Patents and Patent applications, including serial numbers for each filed application and Patent numbers for each issued Patent, included in the foregoing; (ii) Trademark registrations, applications and material unregistered Trademarks, included in the foregoing; (iii) domain names, included in the foregoing; and (iv) Copyright registrations, applications and material unregistered Copyrights, included in the foregoing.

(b)To the Seller’s Knowledge, there are no inquiries, investigations, Claims, opposition, interference, or cancellation proceedings challenging or contesting any of the Company Owned Intellectual Property, or to the Seller’s Knowledge, and Company Used Intellectual Property, and the Seller has not received written notice from any Third Party: (i) alleging infringement by the Seller of Intellectual Property rights of any Person; or (ii) challenging or threatening to challenge the Seller’s right, title, or interest with respect to its ownership, use of, or continued use or right to preclude others from using any Acquired Intellectual Property as currently used, or the validity, enforceability or registrability of any such Intellectual Property.  The Seller solely and exclusively owns all Company Owned Intellectual Property and has valid licenses to use any Company Used Intellectual Property, and none of such rights will be affected by the consummation of the transactions contemplated by this Agreement (subject to any necessary consents for the transfer of any Company Used Intellectual Property).  To the Seller’s Knowledge, the Seller is neither party to or bound by any Contract that impairs its ability to use, sell, transfer, assign, license or convey any of the Company Owned Intellectual Property.

(c)The Seller has not brought or threatened in writing a Claim against any Person: (i) alleging infringement, misappropriation or other violation of Acquired Intellectual Property; or (ii) challenging any Person’s ownership or use of, or the validity, enforceability or registrability of any Acquired Intellectual Property.  The Seller has not licensed or transferred ownership of, or granted or, subject to any rights of Silicon Valley Bank, N.A., as the DIP Lender, or government funding authorities, authorized the retention of any license or right under or with respect to, or authorized the retention of any material right with respect to ownership of, any Acquired Intellectual Property.

Exhibit 2.2

(d)To Seller’s Knowledge, all current and former directors, officers, and employees of Seller who are or were involved in, or who have participated in or contributed to, the conception, development, creation, reduction to practice, improvement to or modification of the Acquired Intellectual Property have executed and delivered to the Seller a written agreement that (i) includes customary confidentiality terms and (ii) assigns to the Seller any Intellectual Property rights conceived, developed, created, or reduced to practice by such director, officer or employee in the course of services performed for the Seller by such director, officer or employee.

(e)The Acquired Intellectual Property constitutes all of the Intellectual Property held by the Seller in connection with the AMP Research Program and the C-Scape Development Program. No Affiliate of the Seller owns or has the right to any Intellectual Property that relates to or is otherwise used in connection the AMP Research Program or the C-Scape Development Program.

(f)The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Purchaser’s right to own, use or hold for use any Acquired Intellectual Property

(g)Except for United Stated federal research grants and customary funding arrangements with Governmental Authorities, no funding, facility or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Company Owned Intellectual Property or Company Used Intellectual Property.

Article 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller as follows:

Section 4.1Organization and Good Standing

.  The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to conduct its business as it is presently conducted.

Section 4.2Authority and Enforceability

.  The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Purchaser.  The Purchaser has duly and validly executed and delivered this Agreement.  Assuming the due authorization, execution and delivery of this Agreement by the Seller and subject to the entry of the Sale Order, this Agreement constitutes the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to: (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) Laws governing specific performance, injunctive relief and other equitable remedies.

Exhibit 2.2

Section 4.3No Conflict

.  Neither the Purchaser’s execution, delivery and performance of this Agreement, nor the consummation by the Purchaser of the transactions contemplated by this Agreement, will: (a) conflict with or violate the Purchaser’s organizational documents; (b) result in a breach or default under or create in any Person the right terminate, cancel, accelerate or modify, or require any notice, consent or waiver under, any Contract to which the Purchaser is a party or by which the Purchaser is bound, in any case with or without due notice or lapse of time or both; (c) result in the imposition of any Lien or other encumbrance on any of the assets of the Purchaser; (d) violate any Law or Judgment applicable to the Purchaser; or (e) require the Purchaser to obtain any Governmental Authorization or make any filing with any Governmental Authority, subject only to the entry of the Sale Order.

Section 4.4Legal Proceedings

.  There is no Proceeding pending or, to the Purchaser’s knowledge, threatened against the Purchaser that questions or challenges the validity of this Agreement or that may prevent, delay, make illegal or otherwise interfere with the ability of the Purchaser to consummate any of the transactions contemplated by this Agreement.

Section 4.5Availability of Funds

. The Purchaser has immediately available cash in an amount sufficient to allow the Purchaser to perform all of its obligations under this Agreement.

Section 4.6No Knowledge of Breach or Inaccuracy

.  The Purchaser has no knowledge of any breach of, or inaccuracy in, or any fact, event, breach, condition or occurrence that may constitute a breach of, or inaccuracy in, any representation or warranty made by the Seller in this Agreement.

Section 4.7Independent Investigation

.  The Purchaser has conducted its own independent investigation, review and analysis of the Purchased Assets as it has deemed appropriate, which investigation, review and analysis was done by the Purchaser and its representatives.  The Purchaser acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of the Seller for such purpose.  In entering into this Agreement, the Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Seller or its representatives (except the representations and warranties set forth in Article 3).  The Purchaser hereby acknowledges and agrees that: (a) the Purchaser is purchasing the Purchased Assets from the Seller “as is” and “where is” and, other than the representations and warranties set forth in Article 3, none of the Seller, any of its Affiliates, or any of their respective officers, directors, employees, agents, representatives or stockholders make or have made any representation or warranty, express or implied, at law or in equity, as to any matter whatsoever relating to the Purchased Assets or any other matter relating to the transactions contemplated by this Agreement including as to merchantability or fitness for any particular use or purpose; and (b) none of the Seller, any of its Affiliates, or any of their respective officers, directors, employees, agents, representatives or stockholders will have or will be subject to any Liability or indemnification obligation to the Purchaser or any other Person resulting from the distribution to the Purchaser or its Affiliates or representatives of, or the Purchaser’s use of, any information relating to the Purchased Assets or any other matter relating to the transactions contemplated by this Agreement, including any descriptive memoranda, summary business descriptions or any information, documents or material made available to the Purchaser or its Affiliates or representatives, whether orally or in writing, in certain “data rooms,” management

Exhibit 2.2

presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Purchaser or in any other form in expectation of the transactions contemplated by this Agreement.

Article 5
COVENANTS

Section 5.1Consents and Filings; Commercially Reasonable Efforts

.

(a)Subject to the terms and conditions of this Agreement, each of the parties will use their respective commercially reasonable efforts: (i) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement; (ii) transfer to the Purchaser as of Closing (or as soon as reasonably practicable thereafter) all Company IP Registrations included in the Purchased Assets, including to enable the continued maintenance of any Company IP Registrations; and (iii) as promptly as practicable after the date of this Agreement, to obtain all Governmental Authorizations from, and make all filings with, all Governmental Authorities, and to obtain all other consents, waivers, approvals and other authorizations from, all other Third Parties, that are necessary or advisable in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

(b)Each of the Seller and the Purchaser will promptly notify the other of any communication it or any of its Affiliates receives from any Governmental Authority relating to the transactions contemplated by this Agreement, and will permit the other party to review in advance any proposed communication by such party to any Governmental Authority.  Neither the Seller nor the Purchaser will agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry relating to the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting.  Each of the Seller and the Purchaser will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing.  Each of the Seller and the Purchaser will provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement.

Section 5.2Public Announcements

.  Prior to the Closing, neither the Purchaser nor the Seller will issue any press release or make any other public announcement, other than filing the Supplement, relating to this Agreement or the transactions contemplated hereby without the prior written approval of the other party (which approval will not be unreasonably withheld, conditioned or delayed), unless required by applicable Law or by any listing agreement with any national securities exchange.  Other than with respect to the Supplement, prior to issuing any such press release or making any such other public announcement as required by applicable Law or by any listing agreement with any national securities exchange and without the other party’s

Exhibit 2.2

prior written approval, the disclosing party will give the other party a copy of the proposed press release or other public announcement and reasonable opportunity to comment on the same.

Section 5.3[Intentionally Omitted]

.

Section 5.4Bankruptcy Court Matters

.

(a)The Purchaser and the Seller will use their respective good faith and commercially reasonable efforts to cause the Sale Order to become a Final Order as soon as practicable after its entry.

(b)The Seller shall:

(i)cause the Bankruptcy Court to enter the Sale Order by no later than 11:59 p.m. prevailing Eastern time on June 24, 2019; and

(ii)consummate the Closing as promptly as practicable after entry of the Sale Order, but in no event later than 11:59 p.m. prevailing Pacific time on or before June 28, 2019 (the “Outside Date”).

(c)The Purchaser will promptly take such actions as are reasonably requested by the Seller to assist in obtaining entry of the Sale Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for purposes, among others, of providing necessary assurances of performance by the Purchaser of its obligations under this Agreement and all other agreements, instruments, certificates and other documents to be entered into or delivered in connection with the transactions contemplated by this Agreement and demonstrating that the Purchaser is a good faith buyer under section 363(m) of the Bankruptcy Code.

(d)If an appeal is taken, or petition for certiorari or motion for rehearing or re-argument filed, or a stay pending appeal is requested from either the Bidding Procedures Order or the Sale Order, the Seller will promptly notify the Purchaser of such appeal, petition, motion or stay request and the Seller, with input from the Purchaser, will take all reasonable steps to defend against such appeal, petition, motion or stay request.  Notwithstanding the foregoing, nothing in this Agreement precludes the parties from consummating the transactions contemplated by this Agreement if the Sale Order has been entered and has not been stayed and the Purchaser, in its sole discretion, waives in writing the condition set forth in Section 6.1(d) that the Sale Order be a Final Order.

(e)The Seller and the Purchaser shall comply with all of their respective obligations under the Bidding Procedures Order and Sale Order (after the entry of such order by the Bankruptcy Court).

(f)The Seller shall comply (or obtain an order waiving compliance) with all requirements under the Bankruptcy Code and Bankruptcy Rules in connection with obtaining approval of the transactions contemplated by this Agreement.  The Seller shall serve on all required Persons, including: (i) all Persons who are known to possess or assert a Claim or Lien

Exhibit 2.2

against or interest in the Purchased Assets; (ii) all applicable Governmental Authorities; (iii) all other Persons required by any order of the Bankruptcy Court, the Bankruptcy Code or the Bankruptcy Rules; and (iv) using commercially reasonable efforts to serve any other Persons that the Purchaser reasonably may request, any notice of the motions, hearings, or orders necessary to comply with its obligations under this Section 5.4 and to consummate the transactions contemplated hereby.

Section 5.5Bankruptcy Court Approval

.  The Purchaser and the Seller acknowledge that, under the Bankruptcy Code, the sale of Purchased Assets is subject to approval of the Bankruptcy Court. The Purchaser and the Seller acknowledge that to obtain such approval, the Seller must demonstrate that it has taken reasonable steps to obtain the highest or best value possible for the Purchased Assets, including giving notice of the transactions contemplated by this Agreement to creditors and other interested parties as ordered by the Bankruptcy Court, providing information about the Purchased Assets to prospective bidders, entertaining higher or better offers from qualified bidders and, if necessary, conducting an Auction and selling the Purchased Assets to another qualified bidder. The Purchaser acknowledges and agrees that it is not entitled to receive a break-up fee, reimbursement of its expenses or any other “bid protections” of any kind in the event it is not the Successful Bidder.

Section 5.6Back-Up Bidder

.  If an Auction is conducted, and the Seller does not choose the Purchaser as the Successful Bidder, but instead chooses the Purchaser as the bidder as having submitted the next highest or otherwise best bid at the conclusion of such Auction (the “Back-Up Bidder”), the Purchaser shall be the Back-Up Bidder and its bid shall be the last highest bid of the Purchaser made at the Auction.  If the Purchaser is chosen as the Back-Up Bidder, the Purchaser shall be required to keep its bid to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement (as the same may be improved upon by the Purchaser prior to or at the Auction) open and irrevocable until the earlier of: (i) the date of closing on the sale of the Purchased Assets to the Successful Bidder; and (ii) twenty-five (25) Business Days following the date the order approving the sale of the Purchased Assets to the Successful Bidder shall have become a Final Order (such date, the “Back-Up Period”); provided, however, that if the Successful Bidder shall fail to close on its purchase of the Purchased Assets within the period set forth above, the Back-Up Bidder shall be deemed to be the Successful Bidder and the Seller will be authorized, without further order of the Bankruptcy Court, to, and the Back-Up Bidder shall, consummate the transactions contemplated by this Agreement within ten (10) Business Days of becoming the Successful Bidder on the terms and conditions set forth in this Agreement (as the same may be improved upon by the Purchaser prior to or at the Auction).

Section 5.7Assumption & Rejection of Executory Contracts

.

(a)Schedule 5.7(a) (the “Contract & Cure Schedule”) sets forth a list of all Executory Contracts that the Purchaser has advised the Seller it wants the Seller to assume and assign to the Purchaser under section 365 of the Bankruptcy Code and in accordance with Section 5.7(b) below.  The Cure Amounts in respect of each Executory Contract are also set forth in the Contract & Cure Schedule.  Subject to the Notice of Proposed Assumption and Assignment of Executory Contracts and Unexpired Leases (the “Assignment Notice”), from the date of this Agreement until the conclusion of the Auction, or if the Purchaser is designated as the Successful

Exhibit 2.2

Bidder or Back-Up Bidder at the Auction, at any time prior to the Closing, the Purchaser may amend the Contract & Cure Schedule (with the consent of the Seller (in consultation with the DIP Lender and the Committee (as both terms are defined in the Bidding Procedures))) to add or remove any Executory Contract in accordance with the conditions concerning notice and service to contract counterparties set forth in the Bidding Procedures and Bidding Procedures Order; provided, however, after the Sale Hearing, the Purchaser, if designated as the Successful Bidder and Back-Up Bidder, may only remove (a) an individual Executory Contract with a Cure Amount of $250,000 or more, or (b) two or more Executory Contracts with Cure Amounts in the aggregate of $500,000 or more, from the Contract & Cure Schedule with the consent of the Seller, the DIP Lender, and the Committee.  Notwithstanding the foregoing, the Purchaser shall be permitted, in its sole discretion, to amend the Contract & Cure Schedule to remove the BARDA Contract at any time prior to the Closing, which removal shall not require the approval of the Seller, the DIP Lender, the Committee or any other Person.

(b)Unless the Bankruptcy Court otherwise orders, each Executory Contract included on the Contract & Cure Schedule as of the Closing Date will be deemed to have been assigned to the Purchaser and become an Assumed Contract on the date (the “Assumption Effective Date”) that is the later of: (i) the Closing Date, or (ii) contemporaneously with the resolution of any objections to the assumption and assignment of such Executory Contract or to a proposed Cure Amount, and the entry of a Section 365 Order with respect to any such Executory Contract by the Bankruptcy Court.

(c)Except as otherwise specified by the Seller or as set forth in Section 5.7(h), each Executory Contract that is not listed on the Contract & Cure Schedule as of the Closing Date will be rejected by the Seller, subject to approval by the Bankruptcy Court.  Each Executory Contract that is not listed on the Contract & Cure Schedule as of the Closing Date, or which is removed from the Contract & Cure Schedule by the Purchaser as set forth in Section 5.7(a), will be deemed to be an Excluded Contract under this Agreement.

(d)The Seller and the Purchaser will comply with the procedures set forth in the Assumption Procedures and the Bidding Procedures Order with respect to the assumption and assignment or rejection of any Executory Contract pursuant to, and in accordance with, this Section 5.7.

(e)No designation of any Executory Contract for assumption and assignment or rejection in accordance with this Section 5.7, the Bidding Procedures, the Bidding Procedures Order or the Sale Order will give rise to any adjustment to the Purchase Price.

(f)If at any time, prior to the earlier of confirmation of a plan in the Chapter 11 Case or entry of an order dismissing the Chapter 11 Case, it is discovered that a Contract material to the AMP Assets or the C-Scape Assets should have been listed on the Material Contract List, but was not so listed (any such Contract, a “Previously Omitted Contract”), the Seller shall, promptly following the discovery thereof (but in no event later than five (5) Business Days following the discovery thereof), notify the Purchaser in writing of such Previously Omitted Contract and provide the Purchaser with a copy of such Previously Omitted Contract and the Cure Amount (if any) in respect thereof.  The Purchaser shall thereafter deliver written notice to the Seller, no later than five (5) Business Days following such notice of such

Exhibit 2.2

Previously Omitted Contract from the Seller, if the Purchaser elects to so include such Previously Omitted Contract on the Contract & Cure Schedule.

(g)If the Purchaser includes a Previously Omitted Contract on the Contract & Cure Schedule in accordance with Section 5.7(f), the Seller shall file and serve a notice on the contract counterparties to such Previously Omitted Contract notifying such counterparties of the Seller’s intention to assume and assign to the Purchaser such Previously Omitted Contract, including the proposed Cure Amount (if any).  Such notice shall provide such contract counterparties with ten (10) Business Days to object, in writing, to the Seller and the Purchaser to the assumption of its Contract.  If such counterparties, the Seller and the Purchaser are unable to reach a consensual resolution with respect to the objection, the Seller will seek an expedited hearing before the Bankruptcy Court to seek approval of the assumption and assignment of such Previously Omitted Contract.  If no objection is timely served on the Seller and the Purchaser, then such Previously Omitted Contract shall be deemed assumed by the Seller and assigned to the Purchaser pursuant to the Sale Order.  Each of the Seller and the Purchaser shall execute, acknowledge and deliver such other instruments and take commercially reasonable efforts as are reasonably practicable for the Purchaser to assume the rights and obligations under such Previously Omitted Contract.

(h)Notwithstanding anything contained in this Section 5.7, during the Election Period, the Purchaser will have the right to require that the Seller use its commercially reasonable efforts to assume and assign to Purchaser or its designee(s) any additional Executory Contracts that it determines, in its reasonable discretion, is material to the operation of the AMP Research Program or the C-Scape Development Program but which was not otherwise included on Schedule 5.7(a) (“Additional Contracts”) for no additional consideration; provided, that the Purchaser or its designee(s) will pay to the Seller the full Cure Amount for each Additional Contract that it assumes, and during the Election Period the Purchaser shall pay to Seller on a current basis any post-petition administrative expense relating to all Additional Contracts, pending the determination whether such Additional Contracts will be assumed and assigned or rejected.  Within three (3) Business Days of receipt of written notice from the Purchaser directing the Seller to seek the assumption and assignment of any Additional Contract, Seller shall promptly file with the Bankruptcy Court a notice of proposed assignment (the “Additional Contracts Notice”) which Additional Contracts Notice shall include a Section 365 Order.  The Additional Contracts Notice and Section 365 Order shall be in form and substance reasonably acceptable to Purchaser.  The Seller shall file the Additional Contracts Notice and serve it on all Persons entitled to notice thereof, all in accordance with the applicable provisions of the Bankruptcy Code and applicable order(s) of the Bankruptcy Court, including the Bidding Procedures Order and the Sale Order.  Upon entry of the Section 365 Order (unless such Section 365 Order shall have been stayed, modified, reversed or amended), such Additional Contracts shall be deemed to be Assumed Contracts for all purposes under this Agreement.  The Purchaser shall promptly reimburse the Seller for all reasonable costs and expenses of the Seller incurred in complying with the terms of this Section 5.7.  Nothing in this Section 5.7 shall be deemed to require the Seller to remain a debtor in the Chapter 11 Case or maintain its corporate existence for any period of time beyond forty-five (45) days after the Closing Date.

Exhibit 2.2

Section 5.8Post-Auction Supplement

. Following the conclusion of the Auction, the Seller will promptly file with the Bankruptcy Court a supplement (the “Supplement”) that will inform the Bankruptcy Court of the results of the Auction.  The Supplement will identify, among other things: (i) the Successful Bidder as the proposed purchaser of the Purchased Assets; and (ii) the amount and form of consideration to be paid by the Successful Bidder for the Purchased Assets.  The Supplement will also include similar information relating to the Back-Up Bidder and its bid.  In addition, the Seller will attach to the Supplement: (a) an executed copy of this Agreement; and (b) in the Seller’s discretion, any additional information or documentation relevant to the Successful Bidder.  The Seller will file the Supplement on the docket for the Chapter 11 Case as promptly as is reasonably practicable prior to the Sale Hearing and after this Agreement is executed and delivered by the parties hereto, but will not be required to serve the same on any parties-in-interest in the Chapter 11 Case.

Section 5.9[Intentionally Omitted.]

Section 5.10BARDA Meeting

.  The Seller agrees that it shall cooperate with the Purchaser in all reasonable respects to facilitate a meeting with the U.S. Biomedical Advanced Research and Development Authority or other agencies or offices within the U.S. Department of Health & Human Services (collectively, the “HHS Authorities”), as soon as practicable after the date of this Agreement, for the purpose of renegotiating and amending the BARDA Contract.  Furthermore, the Seller shall promptly provide the Purchaser with notice of any communication from such HHS Authorities in connection with the BARDA Contract from and after the date of this Agreement, including copies of any written communications and summaries of any oral communications, and shall not make any written communications or material oral communications to any such HHS Authorities in connection with the BARDA Contract without the prior written approval of the Purchaser (such approval not to be unreasonably withheld or delayed).  The Seller shall take any actions that are required to assign and transfer the BARDA Contract, if and to the extent being assumed by the Purchaser at Closing, in accordance with the terms of this Agreement (including all of the Seller’s rights, interest and title thereunder).  If the BARDA Contract is assumed by the Purchaser, it shall be considered a Purchased Asset hereunder.

Section 5.11Further Action

.  Subject to the other express provisions of this Agreement, upon the request of either party to this Agreement, the other party will execute and deliver such other documents, instruments and agreements as the requesting party may reasonably require for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement.

Article 6
CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE

Section 6.1Conditions to the Obligation of the Purchaser

.  The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the Purchaser becoming the Successful Bidder (whether following the conclusion of the Auction or thereafter as a result of the Successful Bidder failing to close) and to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part, in its sole and absolute discretion):

Exhibit 2.2

(a)Accuracy of Representations and Warranties.  The representations and warranties of the Seller in Article 3 must be true and correct in all respects as of the Closing (other than representations and warranties which by their terms are made as of a specific date, which shall have been true and correct in all respects as of such date), except where the failure of such representations and warranties to be so true and correct (disregarding all materiality qualifiers contained therein for this purpose) has not had, and would not reasonably be expected to have, a Material Adverse Effect;

(b)Performance of Covenants.  All of the covenants and obligations that the Seller is required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects;

(c)No Action.  There must not be in effect any Law or Judgment that would prohibit or make illegal the consummation of the transactions contemplated by this Agreement;

(d)Sale Order.  The Sale Order must be a Final Order and must be in form and content satisfactory to the Purchaser; and

(e)Transaction Documents.  The Seller must have delivered or caused to be delivered each document under Section 2.5(a).

Section 6.2Conditions to the Obligations of the Seller

.  The obligation of the Seller to perform any obligations hereunder, including to consummate the transactions contemplated by this Agreement, is subject to the Purchaser becoming the Successful Bidder (whether following the conclusion of the Auction or thereafter as a result of the Successful Bidder failing to close) and to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Seller, in whole or in part):

(a)Accuracy of Representations and Warranties.  The representations and warranties of the Purchaser in Article 4 must be true and correct in all respects as of the Closing (other than representations and warranties which by their terms are made as of a specific date, which shall have been true and correct in all respects as of such date), except where the failure of such representations and warranties to be so true and correct (disregarding all materiality qualifiers contained therein for this purpose) has not had, and would not reasonably be expected to have, a material adverse effect on the Purchaser’s ability to timely complete the transactions contemplated by this Agreement;

(b)Performance of Covenants.  All of the covenants and obligations that the Purchaser is required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects;

(c)No Action.  There must not be in effect any Law or Judgment that would prohibit or make illegal the consummation of the transactions contemplated by this Agreement;

(d)Sale Order.  The Sale Order must be a Final Order and must be in form and content satisfactory to the Seller; and

Exhibit 2.2

(e)Transaction Documents.  The Purchaser must have delivered or caused to be delivered to the Seller each document that Section 2.5(b) requires it to deliver.

Article 7
TERMINATION

Section 7.1Termination Events

.

(a)This Agreement may, by written notice given before the Closing, be terminated:

(i)by mutual consent of the Purchaser and the Seller;

(ii)by the Purchaser (so long as the Purchaser is not then in material breach of any of its representations, warranties or covenants contained in this Agreement), if (A) there has been a breach of any of the Seller’s representations, warranties or covenants contained in this Agreement which would result in the failure of the conditions set forth in Section 6.1(a) or Section 6.1(b), as applicable, to be satisfied, and which breach has not been cured within ten (10) days after written notice of such breach has been delivered to the Seller from the Purchaser or cannot be cured by the Outside Date; or (B) any other condition set forth in Section 6.1 remains unsatisfied by the Outside Date;

(iii)by the Seller (so long as the Seller is not then in material breach of any of its representations, warranties or covenants contained in this Agreement), if (A) there has been a breach of any of the Purchaser’s representations, warranties or covenants contained in this Agreement which would result in the failure of a condition set forth in Section 6.2(a) or Section 6.2(b), as applicable, to be satisfied, and which breach has not been cured within ten (10) days after written notice of such breach has been delivered to the Purchaser from the Seller or cannot be cured by the Outside Date; or (B) any other condition set forth in Section 6.2 remains unsatisfied by the Outside Date;

(iv)by either the Purchaser or the Seller, if there is in effect a Final Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement under this Section 7.1(a)(iii) will not be available to any party whose failure to fulfill any covenant or obligation under this Agreement is the cause of or resulted in the action or event described in this Section 7.1(a)(iii) occurring; or

(v)by the Purchaser if: (A) the Chapter 11 Case is dismissed or converted into a case under chapter 7 of the Bankruptcy Code; or (B) an examiner with expanded powers or trustee is appointed in the Chapter 11 Case.

(b)This Agreement shall terminate automatically in the event that: (i) the Purchaser is not chosen at the Auction to be the Successful Bidder or Back-Up Bidder; or (ii) the

Exhibit 2.2

Purchaser is chosen at the Auction to be the Back-Up Bidder upon the expiration of the Back-Up Period.

Section 7.2Effect of Termination

.

(a)If this Agreement is terminated pursuant to Section 7.1, this Agreement and all rights and obligations of the parties under this Agreement automatically end without Liability against any other party or its Affiliates, except that Section 5.2 (Public Announcements), Section 5.6 (Back-Up Bidder), Article 10 (General Provisions) (except for Section 10.11 (Specific Performance)) and this Section 7.2 shall remain in full force and survive any termination of this Agreement. Notwithstanding the foregoing, in the event this Agreement is terminated by a party because of the knowing and intentional breach of this Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s knowing and intentional failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal rights and remedies hereunder and under applicable Law will survive such termination unimpaired.

(b)Without in any way limiting the foregoing, following entry by the Bankruptcy Court of an order authorizing the sale to the Purchaser either as the Successful Bidder or Back-Up Bidder, if the Purchaser fails to consummate the sale as the result of a breach by the Purchaser of any of its obligations under this Agreement, the Deposit shall be forfeited to the Seller as liquidated damages.

(c)Subject to clause b above, the Seller shall return the Deposit (with interest thereon at the rate specified, if any, in the Escrow Agreement) to the Purchaser within five (5) Business Days (i) following entry by the Bankruptcy Court of an order authorizing the sale of the Purchased Assets to a Person other than the Purchaser who submitted a Qualified Bid, unless the Purchaser shall have been designated as the Back-Up Bidder, in which case clause d below shall apply, or (ii) following termination by Purchaser under Section 7.1.

(d)Subject to clause (b) above, in the event the Purchaser shall have been chosen as the Back-Up Bidder, the Purchaser’s Deposit shall be returned to the Back-Up Bidder (with interest thereon at the rate specified, if any, in the Escrow Agreement) within five (5) Business Days following the date its bid is no longer required to be open and irrevocable as set forth in Section 5.8. If the Back-Up Bidder is subsequently designated by the Seller as the Successful Bidder as a result of the failure of the Successful Bidder to close on the sale within the time period set forth in Section 5.8, the Back-Up Bidder shall be deemed to be the Successful Bidder and the Seller and the Back-Up Bidder shall close the sale of the Purchased Assets within ten (10) Business Days of the Back-Up Bidder becoming the Successful Bidder.  Subject to clause (b) above, the Deposit of the Back-Up Bidder shall be held in escrow until such closing and applied (with interest thereon at the rate specified, if any, in the Escrow Agreement) to its obligations at the closing of the sale in accordance with Section 2.3 and Section 2.5(b)(i). The Seller reserves all of its rights regarding the return of the Deposit, and the failure by the Seller to timely return the Deposit shall not serve as a claim for breach of this Agreement, the Bidding Procedures, or the Bidding Procedures Order.

Exhibit 2.2

Article 8
NO SURVIVAL

Section 8.1No Survival of Representations and Warranties and Certain Covenants

.  Each of the representations, warranties and covenants (other than covenants that, by their terms, survive the Closing or termination of this Agreement) in this Agreement or any agreement or certificate to be executed or delivered in connection with the transactions contemplated by this Agreement shall terminate at the Closing or upon termination of this Agreement pursuant to Section 7.1 and, following the Closing or the termination of this Agreement, as the case may be, no party shall make any claim whatsoever for any breach of any such representation, warranty or covenant hereunder, subject to Section 7.2.

Article 9
TAX MATTERS

Section 9.1Transfer Taxes

. The Purchaser will pay in a timely manner all applicable sales, use, ad valorem, property, transfer, conveyance, documentary, recording, notarial, value added, excise, registration, stamp, gross receipts and similar Taxes and fees (“Transfer Taxes”), arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement, regardless of whether such Transfer Taxes, expenses and fees are imposed by Law on the Purchaser, the Purchased Assets or the Seller.  Any Tax Returns that must be filed in connection with any Transfer Taxes will be prepared by the party that customarily has primary responsibility for filing such Tax Returns pursuant to the applicable Law under and according to which the respective Tax Returns are due to be filed; provided, however, that the preparing party will deliver such Tax Returns for the other party’s review and approval (not to be unreasonably withheld, conditioned or delayed) at least ten (10) Business Days prior to the applicable due date.  The parties will cooperate with each other in the provision of any information or preparation of any documentation that may be necessary or useful for obtaining any available mitigation, reduction or exemption from any such Transfer Taxes.

Article 10
GENERAL PROVISIONS

Section 10.1Notices

.  All notices and other communications under this Agreement must be in writing and are deemed duly delivered when: (a) delivered, if delivered personally or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or by email with confirmation of receipt (or, the first Business Day following such transmission if the date of transmission is not a Business Day); or (c) received or rejected by the addressee, if sent by United States of America certified or registered mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other party):

If to the Seller:

Achaogen, Inc.

One Tower Place, Suite 400

Exhibit 2.2

South San Francisco, California 94080

Attn: Blake Wise, Chief Executive Officer

Email:bwise@achaogen.com

Meru, LLC

1372 Peachtree Street, NW, Suite 2121

Atlanta, GA 30309

Attn:Nick Campbell, Managing Partner

Email:nick@wearemeru.com

with a copy (which will not constitute notice) to:

Hogan Lovells US LLP

1999 Avenue of the Stars, Suite 1400

Los Angeles, California 90067

Attn:  Richard Wynne, Esquire

Erin Brady, Esquire

Email: rick.wynne@hoganlovells.com

erin.brady@hoganlovells.com

If to the Purchaser:

Cipla USA Inc.

c/o Cipla Ltd.

Cipla House, Peninsula Business Park

Ganapatrao Kadam Marg, Lower Parel West

Mumbai, Maharashtra 400013, India

Attn: A.S. Kumar, Esq., Global General Counsel

email: as.kumar@cipla.com and cosecretary@cipla.com

with a copy (which will not constitute notice) to:

Kelley Drye & Warren LLP

101 Park Avenue, 27th Floor

New York, New York 10178

Attn: Deepak Nambiar, Esq.

Email: DNambiar@KelleyDrye.com

Section 10.2Amendment

.  Except as otherwise expressly contemplated by this Agreement, this Agreement may not be amended, supplemented or otherwise modified except in a written document signed by each party hereto and that identifies itself as an amendment to this Agreement.  Notwithstanding anything to the contrary herein, any deadline set forth in this Agreement that: (a) does not fall on a Business Day shall automatically be extended to the next Business Day; or (b) requires the Bankruptcy Court to either (i) hold a hearing by a specified date, or (ii) enter an order by a specified date, shall be subject to the Bankruptcy Court’s availability, calendar or discretion and such deadline shall automatically be extended to such date

Exhibit 2.2

as the Bankruptcy Court is available or its calendar shall permit it to hold such hearing or enter such order, as applicable.  All deadlines set forth herein may be modified by the parties hereto in accordance with this Section 10.2.

Section 10.3Waiver and Remedies

.  The parties may, but are not required to: (a) extend the time for performance of any of the obligations or other acts of the other party to this Agreement; (b) waive any inaccuracies in the representations and warranties of the other party to this Agreement contained in this Agreement; or (c) waive compliance with any of the covenants or conditions for the benefit of such party contained in this Agreement.  The parties hereto agree that: (i) any such extension or waiver by a party to this Agreement will be valid only if set forth in a written document signed on behalf of the party against whom the extension or waiver is to be effective; (ii) no extension or waiver will apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any covenant or condition, as the case may be, other than that which is specified in the written extension or waiver; and (iii) no failure or delay by a party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy.  Notwithstanding anything to the contrary herein, any deadline set forth in this Agreement that does not fall on a Business Day shall automatically be extended to the next Business Day.

Section 10.4Entire Agreement

.  This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to in this Agreement that are to be delivered at the Closing) constitutes the entire agreement between the parties and supersedes any prior understandings, agreements or representations by or between the parties, or either of them, written or oral, with respect to the subject matter of this Agreement.

Section 10.5Assignment, Successors and No Third Party Rights

. This Agreement binds and benefits the parties and their respective successors (including any trustee, receiver, receiver-manager, interim receiver or monitor or similar officer appointed in any respect of the Seller under Chapter 11 or chapter 7 of the Bankruptcy Code and any entity appointed as a successor to the Seller pursuant to a confirmed Chapter 11 plan).  No party may delegate any performance of its obligations under this Agreement, except that the Purchaser may at any time delegate the performance of its obligations (other than the obligation to pay the Purchase Price) to any Affiliate of the Purchaser so long as the Purchaser remains fully responsible for the performance of the delegated obligation.  The Purchaser may designate one or more Affiliates, including any special purpose entities that may be organized by the Purchaser for such purpose, to take title to the Purchased Assets or any portion thereof and operate the business going forward, and upon written notice to the Seller of any such designation by the Purchaser, the Seller agrees to execute and deliver all instruments of transfer with respect to the Purchased Assets directly to, and in the name of, the Purchaser’s designees. No designation shall affect, in any way, any guaranty of payment and performance provided to the Seller by the Purchaser, and such guaranty shall continue to obligate the guarantor. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any

Exhibit 2.2

provision of this Agreement, except such rights as may inure to a successor or permitted assignee under this Section 10.5.

Section 10.6Severability

.  In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by applicable Law.

Section 10.7Exhibits and Schedules

.  The Exhibits and Schedules to this Agreement are incorporated herein by reference and made a part of this Agreement.

Section 10.8Interpretation

.  In the negotiation of this Agreement, each party has received advice from its own attorney.  The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against either party because that party or its attorney drafted the provision.

Section 10.9Expenses

.  Except as otherwise provided herein, each party will pay its own direct and indirect expenses incurred in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its advisors and representatives.

Section 10.10Limitation on Liability

.  Notwithstanding any other provision of this Agreement to the contrary, in no event will any party or any of its Affiliates be liable for any special, incidental, indirect, exemplary, punitive or consequential damages (including lost profits, loss of revenue or lost sales) in connection with any claims, losses, damages or injuries arising out of the conduct of such party pursuant to this Agreement, regardless of whether the nonperforming party was advised of the possibility of such damages or not.

Section 10.11Specific Performance

.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by either party in accordance with such party’s specific terms or were otherwise breached by such party.  The parties accordingly agree that, prior to the termination of this Agreement pursuant to Section 7.1, in addition to any other remedy to which a non-breaching party is entitled at law or in equity, the non-breaching party is entitled to injunctive relief to prevent breaches of this Agreement by the breaching party and otherwise to enforce specifically the provisions of this Agreement against the breaching party; provided that, the non-breaching party shall only be entitled to injunctive relief if such non-breaching party is not otherwise in breach of this Agreement or if the breaching party is not otherwise entitled to terminate this Agreement.  Each party expressly waives any requirement that the other party obtains any bond or provides any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.

Section 10.12Governing Law; Jurisdiction; Waiver of Jury Trial

.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE

Exhibit 2.2

INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISIONS WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.  BY ITS EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY LEGAL ACTION, SUIT, DISPUTE OR PROCEEDING ARISING UNDER, OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL BE BROUGHT IN THE FEDERAL OR STATE COURTS OF COMPETENT JURISDICTION LOCATED IN THE STATE OF DELAWARE OR IN THE BANKRUPTCY COURT (FOR SO LONG AS THE BANKRUPTCY COURT HAS JURISDICTION) AND EACH OF THE PARTIES HERETO IRREVOCABLY ACCEPTS AND SUBMITS ITSELF TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, GENERALLY AND UNCONDITIONALLY, AND WAIVES ANY OBJECTIONS AS TO VENUE OR INCONVENIENT FORUM.  EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT HEREBY.  NOTWITHSTANDING THE FOREGOING CONSENT TO JURISDICTION, SO LONG AS THE BANKRUPTCY COURT HAS JURISDICTION, EACH OF THE PARTIES AGREES THAT THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION WITH RESPECT TO ANY MATTER UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, AND HEREBY SUBMITS TO THE JURISDICTION OF THE BANKRUPTCY COURT.

Section 10.13No Joint Venture

.  Nothing in this Agreement creates a joint venture or partnership between the parties.  This Agreement does not authorize any party hereto (a) to bind or commit, or to act as an agent, employee or legal representative of, any other party, except as may be specifically set forth in other provisions of this Agreement, or (b) to have the power to control the activities and operations of any other party.  Each party agrees not to hold itself out as having any authority or relationship contrary to this Section 10.13.

Section 10.14Counterparts; Signatures

. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement.  This Agreement is effective upon delivery of one executed counterpart from each party to the other party.  The signatures of all parties need not appear on the same counterpart.  The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature(s) is as effective as signing and delivering the counterpart in person.

[SIGNATURES APPEAR ON THE FOLLOWING PAGES]

Exhibit 2.2

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

SELLER:

ACHAOGEN, INC.

By: /s/ Blake Wise

Name:Blake Wise

Title:	Chief Executive Officer

[Signature Page to APA]

Exhibit 2.2

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

PURCHASER:

CIPLA USA INC.

By: /s/ Nikhil Lalwani

Name:Nikhil Lalwani

Title:CEO – InvaGen Pharmaceuticals

[Signature Page to APA]

EXHIBIT A

FORM OF BILL OF SALE

This BILL OF SALE (this “Bill of Sale”) is made as of the ___ day of _____, 2019, by and between Achaogen, Inc. (“Seller”), to and in favor of ______ (“Purchaser”).  Seller and Purchaser are each a “Party” hereto and are collectively referred to herein as the “Parties”.  All capitalized terms that are not otherwise defined herein shall have the meanings given to such terms in the Agreement (as defined below).

WHEREAS, Seller and Purchaser have entered into that certain Asset Purchase Agreement dated _____, 2019 (the “Agreement”), pursuant to which the Seller agreed to sell, convey, assign, transfer and deliver to Purchaser, and Purchaser agreed to purchase from Seller, all of Seller’s right, title and interest in and to the Purchased Assets, free and clear of all liens, pledges, mortgages, hypothecations and other encumbrances (the “Sale”);

WHEREAS, the Bankruptcy Court entered the Sale Order on  ______, 2019, approving the Sale of the Purchased Assets to Purchaser on the terms set forth in the Agreement and in the Sale Order; and

WHEREAS, pursuant to the Agreement, Seller has agreed to execute and deliver this Bill of Sale to effectuate the sale, transfer, assignment, conveyance and delivery of the Purchased Assets to Purchaser and its successors and assigns.

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:

1.

For and in consideration of payment by Purchaser to Seller of the Purchase Price, all upon the terms and subject to the conditions set forth in the Agreement, the receipt, sufficiency and adequacy of which are hereby acknowledged and accepted by Seller, Seller hereby sells, transfers, assigns, conveys and delivers to Purchaser, its successors and assigns, all of Seller’s entire right, title and interest in, to and under the Purchased Assets, free and clear of all liens, pledges, mortgages, hypothecations and other encumbrances, the same to be held and enjoyed by Purchaser for its use and enjoyment, and for the use and enjoyment of its successors, assigns and other legal representatives, as the same would have been held and enjoyed by Seller had this sale, transfer, assignment, conveyance and delivery not been made.

2.

Seller and Purchaser hereby agree to execute and deliver any and all additional documents that Seller or Purchaser may reasonably request in order to more fully effect the agreements set forth in this Bill of Sale.

3.

This Bill of Sale shall be subject to the terms and conditions set forth in the Agreement and the Sale Order.  Seller and Purchaser hereby acknowledge and agree that the provisions of this Bill of Sale shall not modify or limit the full force and effect of the terms and provisions of the Agreement or the Sale Order, and that in the event of a conflict between the terms and provisions of this Bill of Sale and the terms and provisions of the Agreement, the terms and provisions of the Agreement, as approved by the Sale Order, shall prevail, govern and control in all respects without limitation.

4.	Section 10.12 of the Agreement is hereby incorporated by reference into this Bill of Sale and shall apply as if fully set forth herein mutatis mutandis.
5.

The Parties may execute this Bill of Sale in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement.  This Bill of Sale is effective upon delivery of one executed counterpart from one Party to the other Party.  The signatures of all Parties need not appear on the same counterpart.  The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending Party’s signature(s) is as effective as signing and delivering the counterpart in person.

6.	The undertakings, covenants and agreements set forth herein shall be binding upon and inure to the benefit of Seller and Purchaser and their respective successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Bill of Sale as of the date first above written.

SELLER: ACHAOGEN, INC. By: Name: Title: PURCHASER: [ ________ ] By: Name: Title:

EXHIBIT B

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of ______, 2019 (the “Agreement”), among Achaogen, Inc., as assignor (the “Assignor”), a Delaware corporation, and _______, a __________________, in its capacity as assignee (the “Purchaser”), of the Assumed Liabilities.  Assignor and Assignee are each a “Party” hereto and are collectively referred to herein as the “Parties”.  Capitalized terms not otherwise defined herein shall have the meaning given to such terms in the Purchase Agreement (as defined below).

WHEREAS, the Assignor and Purchaser are parties to the Asset Purchase Agreement Agreement, dated as of [______], 2019 (the “Purchase Agreement”), pursuant to which the Assignor has agreed to sell, assign, transfer, convey and deliver to the Purchaser all of the Seller’s right, title and interest in and to the Purchased Assets and assign to the Purchaser the Assumed Liabilities and the Purchaser has agreed to purchase, acquire and accept all of the Assignor’s right, title and interest in the Purchased Assets and assume the Assumed Liabilities from and after the Closing Date; and

WHEREAS, this Agreement is being provided to evidence the Assignor’s assignment to the Purchaser, and the Purchaser’s assumption, of the Assumed Liabilities, pursuant to the terms and conditions of the Purchase Agreement from and after the Closing Date.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows.

1.Assignment and Assumption of Liabilities. The Assignor hereby assigns, transfers and sets over unto the Purchaser all of the Assumed Liabilities and the Purchaser hereby assumes the Assumed Liabilities pursuant to the terms and conditions of the Purchase Agreement and Sale Order, including, without limitation, liability for the due performance of all the terms, covenants and conditions of the Assignor pursuant to, arising under or related to the Assumed Liabilities from and after the Closing on the Closing Date.

2.Headings. The section headings used herein are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

3.Governing Law; Jurisdiction; Waiver of Jury Trial. Section 10.12 of the Purchase Agreement is hereby incorporated by reference into this Agreement and shall apply as if fully set forth herein mutatis mutandis.

4.Severability; Conflicts. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by applicable Law.  In the event of any conflict between the terms and provisions of this Agreement and the Purchase Agreement, the terms and provisions of the Purchase Agreement shall govern and control.

5.Successors and Assigns. This Agreement shall bind the Parties, their legal representatives, and their permitted successors and assigns.

6.Entire Agreement. This Agreement and the Purchase Agreement constitute the entire agreement between the Parties.  No amendment or modification of this Agreement shall be binding or valid unless set forth in writing and executed by the Parties.

7.Counterparts. The Parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement.  This Agreement is effective upon delivery of one executed counterpart from one Party to the other Party.  The signatures of all Parties need not appear on the same counterpart.  The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending Party’s signature(s) is as effective as signing and delivering the counterpart in person.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this agreement to be executed on the date first above written.

ASSIGNOR:

ACHAOGEN, INC.

By: _________________________

Name:

Title:

PURCHASER:

[ __________]

By: _________________________

Name:

Title:

EXHIBIT C

FORM OF INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

THIS INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT (this “Assignment”), effective as of ______, 2019 (the “Effective Date”), is by and between ______, a __________ (“Assignee”) and Achaogen, Inc., a Delaware corporation (“Assignor”).

W I T N E S S E T H:

WHEREAS, pursuant to the terms and subject to the conditions of the Asset Purchase Agreement, dated [•], 2019 (the “Asset Purchase Agreement”), between Assignee and Assignor, Assignor has agreed to sell to Assignee, and Assignee has agreed to purchase from Assignor, among other things, the Purchased Assets; and

WHEREAS, pursuant to the Asset Purchase Agreement, Assignor desires to sell, assign, convey, deliver and transfer the entire right, title and interest in, to and under all of the Intellectual Property included in the Purchased Assets, including the Intellectual Property set forth on Exhibit A hereto (the “Assigned IP”), to Assignee and Assignee desires to acquire the entire right, title and interest in, to and under such Assigned IP.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and as more fully set forth in the Asset Purchase Agreement and subject to the terms and conditions therein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement.

2.Assignor hereby irrevocably sells, assigns, conveys, delivers and transfers to Assignee the entire right, title and interest in, to and under (i) the Assigned IP, together with all goodwill associated therewith, in each case to be held and enjoyed by Assignee for its own use and enjoyment as fully and entirely as the same would have been held and enjoyed by Assignor if this assignment and sale had not been made, including the right to claim priority under the International Convention for the Protection of Industrial Property and under any other international arrangement to which the United States of America is or hereafter becomes a signatory (but not, for the avoidance of doubt, any Excluded Liability), (ii) all rights to sue, claim and recover for past, present and future infringement, misappropriation, dilution or other violation of any Assigned IP, and (iii) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing.

3.Concurrent with the execution of this Assignment, Assignor shall transfer any and all domain names and social media accounts included in the Assigned IP from Assignor’s account to Assignee’s account (such that Assignee will be listed as the registrant and/or owner of such domain names and social media accounts in the applicable registrar) and shall deliver to

Assignee all necessary Auth-Info codes and all other required passwords necessary to unlock and control such domain names and social media accounts.

4.Upon the reasonable request by Assignee, Assignor shall execute all documents and take all actions as may be necessary or desirable to enable Assignee to prosecute, perfect, enforce, defend, register and/or record its right, title and interest in, to and under the Assigned IP, in each case, without further compensation but at the expense of Assignee. In the event that Assignor fails to execute any such document or take any such action as set forth in the preceding sentence, Assignor hereby designates Assignee as Assignor’s agent, and hereby grants to Assignee a power of attorney with full power of substitution, which power of attorney shall be deemed coupled with an interest, for the purpose of executing such documents or taking such actions.

5.Assignor hereby authorizes and requests the officials of the United States Copyright Office and the United States Patent and Trademark Office, and the corresponding entities or agencies in any applicable foreign jurisdiction, to record and register Assignee as assignee and owner of the entire right, title and interest in, to and under the Assigned IP.

6.As soon as practicable after execution of this Assignment, Assignor shall, at the cost and expense of the Assignee, use diligent efforts to support transition of the assigned intellectual property from Assignor to Assignee through legal counsel at Cooley LLP, Morrison & Foerster LLP and Reed Smith LLP, who the Assignor has engaged for acquisition and maintenance of the Intellectual Property, and instruct such legal counsel to cooperate as appropriate with the Assignee in furtherance of the activities contemplated in the Asset Purchase Agreement and this Assignment.  Assignor shall also use diligent effort to instruct any inventors and other employees who are under control of the Assignor to cooperate with the Assignee in furtherance of the activities contemplated in the Asset Purchase Agreement and this Assignment, including as appropriate any signatures, oaths, or declarations Assignee may request to file, prosecute, record, or transfer of the Assigned IP and to cooperate with and assist the Assignee in any litigation or other legal proceedings involving the Assigned IP.

7.This Assignment shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the choice of law principles thereof.  This Assignment is binding upon, and inures to the benefit of, the parties hereto and their respective legal representatives, successors and assigns.  No waiver, modification or change of any provision of this Assignment shall be valid unless in writing and signed by the party against whom such claimed waiver, modification or change is sought to be enforced.

8.This Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Assignment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Assignment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto, through their authorized representatives, have caused this Assignment to be duly executed and delivered as of the Effective Date.

As Assignor:

ACHAOGEN, INC.

By: ________________________________

Name:

Title:

STATE OF)

) ss

COUNTY OF)

On the ____ day of _________, ____, before me personally came ___________________, who is personally known to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and did depose and say to me that he or she executed the same in his or her capacity as ___________________ of _______________, the entity described in and which executed the foregoing instrument, and that he or she executed and delivered said instrument pursuant to authority given by the board of directors of such entity (or other applicable authority of such entity).

______________________________

Notary Public

(PLACE STAMP AND SEAL ABOVE)

[Signature Page to Intellectual Property Assignment Agreement]

IN WITNESS WHEREOF, the parties hereto, through their authorized representatives, have caused this Assignment to be duly executed and delivered as of the Effective Date.

As Assignee:

[ __________]

By: _______________________________

Name:

Title:

STATE OF)

) ss

COUNTY OF)

On the ____ day of _________, ____, before me personally came ___________________, who is personally known to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and did depose and say to me that he or she executed the same in his or her capacity as ___________________ of _______________, the entity described in and which executed the foregoing instrument, and that he or she executed and delivered said instrument pursuant to authority given by the board of directors of such entity (or other applicable authority of such entity).

______________________________

Notary Public

(PLACE STAMP AND SEAL ABOVE)

[Signature Page to Intellectual Property Assignment Agreement]

EXHIBIT A

ASSIGNED IP

[Patents]

A-1

[Trademarks]

A-2